Exhibit 4.4

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of November 1, 2019, among Hess Infrastructure Partners LP, a Delaware limited partnership (the “Company”), Hess Infrastructure Partners Finance Corporation, a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”), the Guarantors (as defined in the Indenture (as defined below)) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Indenture.

W I T N E S S E T H:

WHEREAS, the Issuers, the Guarantors and the Trustee have heretofore executed and delivered an Indenture (the “Indenture”), dated as of November 22, 2017, providing for the issuance of 5.625% Senior Notes due 2026 (the “Notes”);

WHEREAS, Section 9.2 of the Indenture provides, inter alia, that, in certain circumstances, the Issuers and the Trustee may amend the Indenture and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding;

WHEREAS, the Issuers have distributed an Offering Memorandum and Consent Solicitation Statement, dated October 4, 2019 (as amended, supplemented and otherwise modified from time to time, the “Statement”), to the Holders of the Notes in connection with the offer to exchange for new 5.625% Senior Notes due 2026 of Hess Midstream Partners LP (the “MLP”), any and all of the outstanding Notes and the concurrent solicitation of such Holders’ consents to certain proposed amendments to the Indenture as further described in the Statement;

WHEREAS, on October 3, 2019, Hess Midstream LP, a Delaware limited partnership (“New HESM”), Hess Midstream GP LP, a Delaware limited partnership and the general partner of New HESM (“New HESM GP LP”), Hess Midstream New Ventures II, LLC, a Delaware limited liability company and wholly owned subsidiary of New HESM (“Merger Sub”), the MLP, Hess Midstream Partners GP LP, a Delaware limited partnership and the general partner of the MLP (“HESM GP LP”), and HIP Infrastructure Partners GP LLC, a Delaware limited liability company and the limited partner of New HESM, entered into an agreement and plan of merger, pursuant to which New HESM will indirectly acquire control of the MLP by way of a merger of Merger Sub with and into the MLP, with the MLP surviving the merger;

WHEREAS, on October 3, 2019, the MLP, HESM GP LP, Hess Midstream Partners GP LLC, a Delaware limited liability company and the general partner of HESM GP LP (“HESM GP LLC”), the Company, Hess Infrastructure Partners GP LLC, a Delaware limited liability company and the general partner of the Company, New HESM, New HESM GP LP, Hess Midstream GP LLC, a Delaware limited liability company and the general partner of New HESM GP LP, Merger Sub, Hess Investments North Dakota LLC, a Delaware limited liability company, GIP II Blue Holding Partnership, L.P., a Delaware limited partnership and Hess Infrastructure Partners Holdings LLC, a Delaware limited liability company, entered into a partnership restructuring agreement, which provides for the restructuring of the MLP and its subsidiaries through a series of related transactions;

WHEREAS, Section 5.1 (“When the Issuers May Merge or Transfer Assets”) of the Indenture provides, among other things, that either Issuer may consolidate with or merge into any other Person, provided that, among other things, the successor entity expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium or any interest on, all the Notes and the performance of every covenant in the Indenture that such Issuer would otherwise have to perform;

WHEREAS, pursuant to Sections 9.2 and 9.6 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture;

WHEREAS, pursuant to the Statement, the Holders of approximately 99.32% in aggregate principal amount of the Notes outstanding have consented to all of the amendments effected by this First Supplemental Indenture in accordance with the provisions of the Indenture and evidence of such consents has been provided by the Issuers to the Trustee;

WHEREAS, the execution and delivery of this instrument has been duly authorized and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with; and

WHEREAS, the Issuers have requested that the Trustee execute and deliver this First Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuers and the Trustee mutually covenant and agree for the equal and ratable benefit of all Holders of the Notes as follows:

ARTICLE 1

AMENDMENTS TO ARTICLE I—DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. For purposes of this First Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Indenture; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.

SECTION 1.2. Any definitions used exclusively in the provisions of the Indenture or Notes that are deleted and amended pursuant to the amendments set forth under this First Supplemental Indenture, and any definitions used exclusively within such definitions, at the Effective Time (as defined below) shall be deleted in their entirety from the Indenture and the Notes, and all textual references in the Indenture and the Notes exclusively relating to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this First Supplemental Indenture at the Effective Time shall be deleted in their entirety. The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

SECTION 1.3. At the Effective Time, the definition of “MLP” in Section 1.1 of the Indenture shall be deleted and amended to read in its entirety as set forth below:

“MLP” means Hess Midstream Partners LP (to be renamed Hess Midstream Operations LP on or about the closing date of the Reorganization (as defined in Section 5.1(a) hereof)), a Delaware limited partnership.

ARTICLE 2

AMENDMENTS TO ARTICLE IV—COVENANTS

SECTION 2.1. At the Effective Time, Section 4.2 of the Indenture shall be deleted and amended to read in its entirety as set forth below:

SECTION 4.2. [Intentionally omitted].

SECTION 2.2. At the Effective Time, Section 4.3 of the Indenture shall be deleted and amended to read in its entirety as set forth below:

SECTION 4.3. [Intentionally omitted].

SECTION 2.3. At the Effective Time, Section 4.4 of the Indenture shall be deleted and amended to read in its entirety as set forth below:

SECTION 4.4. [Intentionally omitted].

SECTION 2.4. At the Effective Time, Section 4.5 of the Indenture shall be deleted and amended to read in its entirety as set forth below:

SECTION 4.5. [Intentionally omitted].

SECTION 2.5. At the Effective Time, Section 4.6 of the Indenture shall be deleted and amended to read in its entirety as set forth below:

SECTION 4.6. [Intentionally omitted].

SECTION 2.6. At the Effective Time, Section 4.7 of the Indenture shall be deleted and amended to read in its entirety as set forth below:

SECTION 4.7. [Intentionally omitted].

SECTION 2.7. At the Effective Time, Section 4.8 of the Indenture shall be deleted and amended to read in its entirety as set forth below:

SECTION 4.8. [Intentionally omitted].

SECTION 2.8. At the Effective Time, Section 4.10 of the Indenture shall be deleted and amended to read in its entirety as set forth below:

SECTION 4.10. [Intentionally omitted].

SECTION 2.9. At the Effective Time, Section 4.11 of the Indenture shall be deleted and amended to read in its entirety as set forth below:

SECTION 4.11. [Intentionally omitted].

SECTION 2.10. At the Effective Time, Section 4.12 of the Indenture shall be deleted and amended to read in its entirety as set forth below:

SECTION 4.12. [Intentionally omitted].

SECTION 2.11. At the Effective Time, Section 4.13 of the Indenture shall be deleted and amended to read in its entirety as set forth below:

SECTION 4.13. [Intentionally omitted].

ARTICLE 3

AMENDMENTS TO ARTICLE V—CONSOLIDATION, MERGER AND SALE OF ASSETS

SECTION 3.1. At the Effective Time, Section 5.1(a) of the Indenture shall be deleted and amended to read in its entirety as set forth below:

(a) such Issuer is the continuing Person or, if such Issuer is not the continuing Person, the successor is a corporation or other entity organized under the laws of the United States or any state thereof and expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium or any interest on, all the Notes and any other obligations under this Indenture. The transactions contemplated by that certain Partnership Restructuring Agreement, dated as of October 3, 2019, by and among the Company, the MLP, the MLP General Partner and certain other parties thereto (such transactions, the “Reorganization”), and the Agreement and Plan of Merger, dated as of October 3, 2019, by and among the HIP General Partner, the MLP, the MLP General Partner and certain other parties thereto, will be deemed to constitute a merger of the Company into another Person for purposes of this Section 5.1(a), and the MLP will (i) expressly assume by a supplemental indenture the due and punctual payment of the principal of, and any premium or any interest on, all the Notes and any other obligations under this Indenture as of the date and time of effectiveness of such supplemental indenture and (ii) will succeed the Issuers pursuant to Section 5.2 hereof.

ARTICLE 4

AMENDMENTS TO ARTICLE VI—EVENTS OF DEFAULT

SECTION 4.1. At the Effective Time, Section 6.1(3) of the Indenture shall be deleted and amended to read in its entirety as set forth below:

(3) [Intentionally omitted].

SECTION 4.2. At the Effective Time, Section 6.1(4) of the Indenture shall be deleted and amended to read in its entirety as set forth below:

(4) [Intentionally omitted].

SECTION 4.3. At the Effective Time, Section 6.1(5) of the Indenture shall be deleted and amended to read in its entirety as set forth below:

(5) [Intentionally omitted].

SECTION 4.4. At the Effective Time, Section 6.1(6) of the Indenture shall be deleted and amended to read in its entirety as set forth below:

(6) [Intentionally omitted].

ARTICLE 5

AMENDMENTS TO ARTICLE X—GUARANTEES

SECTION 5.1. At the Effective Time, Section 10.7 of the Indenture shall be deleted and amended to read in its entirety as set forth below:

SECTION 10.7. [Intentionally omitted].

ARTICLE 6

AMENDMENTS TO THE NOTES AND EXHIBIT 1 TO THE INDENTURE

SECTION 6.1. At the Effective Time, each of the Notes and Exhibit 1 to the Indenture shall be amended by amending and restating Section (7) on the reverse side thereof in its entirety as follows:

(7) [Intentionally omitted.]

SECTION 6.2. At the Effective Time, each of the Notes and Exhibit 1 to the Indenture shall be amended by amending and restating the first paragraph of Section (14) on the reverse side thereof in its entirety as follows:

“Under the Indenture, Events of Default include (i) failure to pay the principal of, or any premium on, the Notes when due at the Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise; (ii) failure to pay interest on the Notes when due, continued for 30 days; and (iii) the Guarantee of any Guarantor ceases to be in full force and effect or is declared null and void by any responsible officer of such Guarantor, other than any such cessation, denial or disaffirmation in connection with the termination of such Guarantee pursuant to the provisions of the Indenture.”

ARTICLE 7

EFFECTIVENESS

SECTION 7.1. This First Supplemental Indenture shall become a binding agreement between the parties hereto when executed by the parties hereto; provided, that the amendments to the Indenture set forth herein shall only become operative at the time and date at which the validly tendered Notes are accepted for exchange by the MLP pursuant to, and subject to the conditions set forth in, the Statement and the Issuers provide notice thereof to the Trustee and D.F. King & Co., Inc., in its capacity as depositary for the Notes in connection with the Exchange Offer and the Consent Solicitation (each as defined in the Statement) (the “Effective Time”). If the Exchange Offer and the Consent Solicitation is withdrawn or if the transactions contemplated by the Exchange Offer and the Consent Solicitation are not consummated for any reason upon the terms and conditions described in the Statement, then the terms of this First Supplemental Indenture shall be null and void and the Indenture and the Notes shall continue in full force and effect without any modification or amendment hereby and the Issuers shall provide written notice to the Trustee of such fact.

ARTICLE 8

MISCELLANEOUS

SECTION 8.1. Amendments to the Indenture pursuant to this First Supplemental Indenture shall also apply to the Notes, including, without limitation, provisions of the Notes amended as set forth in the amendments to the Exhibits or Appendices to the Indenture.

SECTION 8.2. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this First Supplemental Indenture.

SECTION 8.3. When the amendments to the Indenture set forth herein shall become operative as provided in Article 7 above, the terms and conditions of this First Supplemental Indenture shall be part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this First Supplemental Indenture will control.

SECTION 8.4. Except as expressly amended hereby, the Indenture and the Notes are in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. This First Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 8.5. All agreements of the Issuers and the Guarantors in this First Supplemental Indenture and the Notes and the Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors and assigns.

SECTION 8.6. In case any one or more of the provisions in this First Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 8.7. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture. A director, officer, employee or stockholder (other than the Issuers), as such, of the Issuers shall not have any liability for any obligations of the Issuers under the Notes or this First Supplemental Indenture or for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 8.8. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this First Supplemental Indenture.

SECTION 8.9. This First Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.10. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the MLP, with a notation as follows:

“Effective as of November 1, 2019, certain restrictive covenants of the Issuers and certain Events of Default have been eliminated or limited, as provided in the First Supplemental Indenture, dated as of November 1, 2019. Reference is hereby made to such Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

SECTION 8.11. The Section and Article headings herein have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

ISSUERS: HESS INFRASTRUCTURE PARTNERS LP

By: Hess Infrastructure Partners GP LLC, its general partner

By:	/s/ Jonathan C. Stein
	Name:	Jonathan C. Stein
	Title:	Chief Financial Officer

HESS INFRASTRUCTURE PARTNERS FINANCE CORPORATION

By:	/s/ Jonathan C. Stein
	Name:	Jonathan C. Stein
	Title:	Vice President

GUARANTORS: HESS MIDSTREAM PARTNERS GP LLC

By:	/s/ Jonathan C. Stein
	Name:	Jonathan C. Stein
	Title:	Chief Financial Officer

HESS MIDSTREAM PARTNERS GP LP

By: Hess Midstream Partners GP LLC, its general partner

By:	/s/ Jonathan C. Stein
	Name:	Jonathan C. Stein
	Title:	Chief Financial Officer

[Signature Page to First Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
	Name:	Patrick Giordano
	Title	Vice President

[Signature Page to First Supplemental Indenture]